Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report for Legg Mason Partners Core Bond Fund (formerly Legg Mason Partners Total Return Bond Fund), a series of Legg Mason Partners Income Trust (formerly a series of Legg Mason Partners Income Funds), incorporated herein by reference as of July 31, 2006, and to the reference to our firm under the heading “Financial Highlights of Legg Mason Partners Core Bond Fund” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

July 16, 2007